Exhibit 23.2

CONSENT OF INDEPENDENT AUDITOR

We consent to the reference to our firm under the caption "Experts" and to the use of our reports dated June 11, 2020, with respect to the consolidated financial statements of Ample Organics Inc. as of and for the years ended December 31, 2019 and 2018 included in the Registration Statement on the Post-Effective Amendment No. 1 on Form S-1 to Form S-4 (No. 333-228220) and related Prospectus of Akerna Corp. for the registration of 5,813,804 shares of common stock and 5,813,804 warrants.

/s/ Ernst & Young LLP

Chartered Professional Accountants

Licensed Public Accountants

Toronto, Canada

August 7, 2020